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                                                                    Exhibit 99.1

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Contacts:

Investor Relations:                               Public Relations:
Ed Lockwood                                       Rebecca Baer
(408) 519-9345                                    (408) 519-9225
Email: ir@tivo.com                                Email: rebecca@tivo.com
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                 TiVo Closes $51.75 Million Private Placement

San Jose, California, August 28, 2001 - TiVo Inc. (NASDAQ: TIVO) today announced that it has closed a private placement of $51,750,000 of convertible debt and warrants to accredited investors.

The private placement consists of the following securities:

1.  $51,750,000 of 7% Convertible Senior Notes due 2006:  The notes are
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convertible at any time into TiVo common stock at an initial conversion price of
$6.73 per share.

2.  Warrants to purchase TiVo common stock over the next five years.  The
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warrants give investors the right to purchase a total of approximately 2.5 million additional shares at a price of $7.85 per share and expire in five years.

3.  Additional Warrants.  As part of the private placement, TiVo issued two
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additional sets of warrants.  One set of warrants, which expire after one year unless earlier terminated, gives investors the right to purchase a total of approximately 3.8 million additional shares of TiVo common stock at a cash price of $6.73 per share. If exercised in full, these one-year warrants would generate approximately $25.9 million in additional cash proceeds for TiVo over the next year. The other set of warrants, which expire after five years unless earlier terminated, gives investors the right to purchase a total of approximately 1.3 million additional shares of TiVo common stock at a price of $7.85 per share. These five-year warrants may only be exercised if the one-year warrants have been exercised and must be transferred together with the one-year warrants until the one-year warrants have been exercised.


Additional terms:

The conversion price of the notes is subject to adjustment in certain circumstances. During the first two years of the term of the notes, if TiVo chooses to engage in certain issuances of common stock or common stock equivalents, then, under certain circumstances, the conversion price of the notes will be reduced. The conversion price may also be adjusted, but in no event to a price lower than the floor price of $4.21 per share as a result of this adjustment, if TiVo's common stock price is less than the conversion price then in effect, as measured on two different occasions during the next twelve months. If this were to occur, on either or both measurement dates, the conversion price would be reduced to equal such lower common stock price, but not below the floor price of $4.21 per share.

The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements regarding a private placement by TiVo Inc. You can identify forward-looking statements by use of forward-looking terminology such as "believes," "anticipates," "expects," "plans," "may," "will," "intends" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of TiVo Inc. to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements.

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